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                                                                      Exhibit A
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                                                 CONTACT: Whirlpool Corporation
                                                  Media: Tom Kline, 616/923-3738
                                              thomas_e_kline@email.whirlpool.com
                                       Financial: Thomas Filstrup, 616/923-3189
                                          thomas_c_filstrup@email.whirlpool.com

           WHIRLPOOL NAMES R. STEPHEN BARRETT, JR., AS EXECUTIVE VICE
                      PRESIDENT AND CHIEF FINANCIAL OFFICER

BENTON HARBOR, Mich., Aug. 15, 2002 - Whirlpool Corporation (NYSE: WHR), today announced the appointment of R. Stephen Barrett, Jr., as executive vice president and chief financial officer.

     Barrett, 49 years old, spent much of his career at Procter & Gamble Co., where he had held a series of increasingly senior financial posts after joining the Cincinnati-based company in 1978. Most recently, he was based in Brussels as vice president, finance, for P&G's $11 billion global Fabric & Home Care business.

     "We are delighted to welcome Steve Barrett to Whirlpool, where he will be a valuable addition to our senior leadership team," said David R. Whitwam, Whirlpool's chairman and chief executive officer. "He brings to Whirlpool considerable experience that reflects our company's own global platform, brand-focused strategy and operating requirements."

     Barrett, who also will join Whirlpool's Executive Committee, succeeds Mark Brown, who was named to an expanded leadership role. Brown was appointed senior vice president in charge of global strategic sourcing, where he will lead the company's global initiatives for supply-chain management, manufacturing and procurement.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2002 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.